PowerCompute Increases Contracted Power at Mississippi Site to 11 Megawatts Under TVA's New Data Center Tariff

PWCM not subject to TVA new tariffs of approximately $1.5 million per megawatt for new and expanded data center load above the first five megawatts

Columbus Light and Water returns $300,000 deposit and requires no capital contribution from PowerCompute for the increase

TAMPA, Fla., October 6, 2026 — PowerCompute, Inc. (Nasdaq: PWCM) (“PowerCompute”) or the (“Company”) today announced that its subsidiary US Digital Mining Mississippi LLC executed a power contract with Columbus Light and Water (“Columbus Power”) on September 30, 2026 that increases contracted power demand at the Company's Columbus, Mississippi site from 8.5 megawatts to 11 megawatts.

The new contract took effect on October 1, 2026 and moved the site from the Tennessee Valley Authority (“TVA”) Manufacturing Service Rate, Schedule MSB, the general industrial rate class from which TVA removed data center load to Columbus Power’s Large Data Service Rate, Schedule DCB, which is the tariff adopted to implement the TVA’s new data center rate. The Company continues to take power at the site without interruption.

Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute, said: “We proactively moved to the data center rate on our own, before October 1 ahead of the changes taking effect. Our contracted power at Columbus went from 8.5 megawatts to 11 megawatts and we were not assessed a capacity commitment charge on any of it. A company building 11 megawatts of new data center load in the TVA region today would be subject to a capacity commitment charge of approximately $1.5 million a megawatt above the first 5 megawatts. Columbus is now a better mining site today, and it means the site already carries the tariff classification any HPC facility on TVA power must have, which could not have been bought later at the same price.”

TVA's Data Center Rate and Capacity Commitment Charge

TVA adopted the Large Data Service rate in August 2026 and removed data center load from the general industrial rate class. Data center load, as defined under the new rate, includes Bitcoin mining operations. Beginning with TVA’s fiscal year 2027, which started October 1, 2026, the Large Data Service charges approximately $1.5 million per megawatt Capacity Commitment Rider to new or expanded data center loads above the first five megawatts of contracted demand. For fiscal year 2027, there is a 2,000 megawatt cohort threshold capacity available on a first-come, first-served basis.

Under the TVA’s tariff's Capacity Commitment Charge Rider, the power load under contract that was effective before October 1 is not subject to the new $1.5 million Capacity Commitment Charge. The Company has not been assessed a Capacity Commitment Charge on any portion of its 11 megawatts of contracted demand. Service under the new rate is available only where the major use of electricity at the delivery point is classified under 2022 NAICS subsector 518 or 519, under NAICS 522320 or 541214, or is used, in TVA's sole judgment, for the operation of computational equipment.

Columbus Light & Water On-Peak Demand and Curtailment

The new Columbus Power rate schedule continues to price power differently during on-peak and off-peak hours. The Company curtails during on-peak hours and draws its contracted demand during the remaining hours, which lowers the demand charge component of its power cost. On-peak power remains available to the Company at the tariff's on-peak and excess demand rates. The change to Schedule DCB did not alter the Company's on-peak demand or its operating practice at the site.

In connection with the new contract which is effective through September 16, 2030, Columbus Power:

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Returns the Company's $300,000 power deposit, which the Company is replacing with a utility bond.
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PowerCompute intends to apply the returned cash toward capacity buildout at Columbus.
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The Columbus site holds approximately 2,373 installed Antminer machines with total hashrate of approximately 205 PH/s as of September 30, 2026.
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No TVA capacity charge.

Richard Russell, Chief Financial Officer, said “Columbus Light and Water is returning our $300,000 deposit and we are posting a bond in its place, which puts the cash back to work in the Columbus capacity buildout rather than sitting with the utility. We added two and a half megawatts of contracted power with no capital contribution to the utility and no capacity commitment charge. Our on-peak contract demand did not change, so nothing about how we run the site had to change to get there.”

PowerCompute Sites

PowerCompute operates a 15 megawatt site in Calumet, Oklahoma and the 11 megawatt site in Columbus, Mississippi site, for total operating capacity of 26 megawatts. The Oklahoma site is not in the TVA service territory and is not affected by this contract. The Company monetizes its electrical capacity through Bitcoin mining and, at Calumet, Oklahoma through GPU compute rented on the Vast.ai marketplace.

Power, Bitcoin Mining and High-Performance (“HPC”)

PowerCompute owns 26 MW of interconnected electrical capacity: 15 MW at Calumet, Oklahoma and 11 MW at Columbus, Mississippi. Approximately 22.5 MW primarily supports Bitcoin mining, with a portion allocated to an enterprise HPC pilot program. Both locations are mining data centers developed around electrical capacity the Company owns outright.

The Company views Bitcoin mining and HPC and artificial intelligence (“AI”) applications as alternative ways to monetize its electrical infrastructure. Bitcoin mining can monetize available power immediately and can be curtailed rapidly when power sales are more economically attractive. HPC and AI workloads can potentially generate higher revenue per megawatt but require sustained uptime, additional infrastructure and customers.

Following the repayment and termination of the Bitcoin-backed credit facility announced on September 30, 2026, PowerCompute no longer pursues a leveraged Bitcoin treasury strategy. The Company intends to focus capital on acquiring and monetizing low-cost electrical infrastructure, increasing Bitcoin mining production and efficiency, and developing HPC and AI computing capacity.

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM), formerly LM Funding America, Inc., is an owner and operator of electrical infrastructure that converts electricity into Bitcoin and high-performance computing and artificial intelligence capacity. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly owned, interconnected electrical infrastructure across Bitcoin data center facilities in Oklahoma and Mississippi.

The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties.

Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the Company’s ability to maintain compliance with the continued listing requirements of The Nasdaq Stock Market, including the minimum bid price requirement; the Company’s ability to apply the returned deposit as intended; the availability, cost and timely delivery and installation of mining equipment and related infrastructure, including the effect of tariffs on imported equipment; the Company’s ability to increase active mining hash rate or realize anticipated improvements in fleet efficiency; the Company’s ability to energize remaining power capacity on anticipated timelines or at anticipated cost; the Company’s ability to repay or refinance its remaining indebtedness at or before maturity; changes in Bitcoin prices, Bitcoin network difficulty and total network hash rate; the availability and pricing of energy sales and curtailment revenue; the Company’s ability to convert owned power capacity to HPC and AI use on anticipated timelines or at anticipated cost; the Company’s ability to acquire additional electrical capacity on acceptable terms; the Company’s ability to secure customers for HPC and AI capacity; ; capacity; changes in TVA or Columbus Light and Water rate schedules, tariffs or rate classifications, including the application, amount or timing of any capacity commitment charge, and the Company’s ability to maintain its current rate classification at the Columbus site; the anticipated reduction in interest and collar-related expense following repayment of the Company’s Bitcoin-backed credit facility; the availability and cost of GPU and related infrastructure equipment; competition in the HPC and AI compute market; and other risks associated with the Company’s Bitcoin mining, HPC, AI and specialty finance businesses.

The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update such statements except as required by applicable law.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pwcm@kcsa.com

212-896-1233